Exhibit 99.1

Emerald Reports Fourth Quarter and Full Year 2022 Financial Results

FY 2022 Revenue Increases 124.0% Year-over-Year on Continued Recovery of Live Events

Emerald Trades 124 In-Person Trade Shows in FY 2022

Xcelerator Unit Launches 4 New Brands in High-Growth Sectors in FY 2022

NEW YORK, N.Y. – March 14, 2023 – Emerald Holding, Inc. (NYSE: EEX) (“Emerald” or the “Company”), America's largest producer of trade shows and their associated conferences, content and commerce, today reported financial results for the fourth quarter and full year ended December 31, 2022.

Financial Highlights

•
Revenues of $325.9 million for 2022, an increase of $180.4 million, or 124.0%, on an increase in events staged in FY 2022 versus FY 2021
•
Organic Revenues, a non-GAAP measure which takes into account the impact of COVID-19 related cancellations as well as acquisitions, of $205.1 million for 2022, an increase of $59.6 million, or 41.0%, from $145.5 million for 2021 (Refer to Schedule 1 for a reconciliation to revenues, the most directly comparable GAAP measure)
•
Net income of $130.8 million for 2022, compared to net loss of $79.7 million for 2021
•
Adjusted EBITDA, a non-GAAP measure, of $239.6 million for 2022, compared to $44.1 million for 2021; Adjusted EBITDA excluding insurance proceeds, a non-GAAP measure, of $56.8 million for 2022, compared to negative $33.3 million for 2021 (Refer to Schedule 3 for a reconciliation to net income, the most directly comparable GAAP measure)
•
Bought back 2.9 million shares of common stock at an average price of $3.60 per share during 2022
•
Ended the quarter with $239.1 million in cash and full availability of its $100.4 million revolving credit facility
•
For the full year 2023, the Company expects to generate in excess of $400 million of revenue and $100 million of Adjusted EBITDA

Operational Highlights

•
Emerald set up for future growth as post-COVID recovery cycle takes hold
•
Emerald successfully staged 124 in-person trade shows, conferences and other events in FY 2022 as the Company builds back from the COVID-19 pandemic and customers eagerly returned to in-person events
•
Since the beginning of FY 2022, Emerald completed three strategic acquisitions, including Advertising Week, Bulletin, and Lodestone, bringing the total number of acquisitions completed over the last two years to eight
•
Xcelerator unit launched four new brands in 2022 in high-growth sectors, including food, decentralized finance, psychedelics and mental health, helping to drive incremental organic growth

Hervé Sedky, Emerald’s President and Chief Executive Officer, said, “We witnessed a strong recovery in the events industry in 2022 as COVID waned and exhibitors and attendees were eager to get back to in-person events. Our unique business model offers multiple revenue drivers including organic growth, our Xcelerator program for new event launches, and our acquisitions strategy, all focused on making Emerald a stronger leader in the industry. As a leading consolidator of live events, we’ve acquired eight businesses over the last two years that build on our existing capabilities across our events, content, and ecommerce platforms. We also successfully launched four new brands in high-growth sectors through our Xcelerator program in 2022, providing us with an opportunity to apply Emerald’s flywheel and add significant scale to the business. Our proprietary data, content business and e-commerce abilities are also enabling us to meet our customers’ needs at every turn while growing our audiences and driving higher revenue per customer. As we move into 2023, we are focused on our three strategic priorities of customer centricity, 365-day engagement, and portfolio optimization, and are confident in the future of the industry and our place as a leading player.”

David Doft, Emerald’s Chief Financial Officer, added, “We are very pleased with our performance in 2022, delivering over $325 million of revenue and almost $57 million of Adjusted EBITDA, both exceeding our previously stated guidance. This past year, we continued to invest in our business to drive growth both organically and through strategic acquisitions. Our free cash flow in the fourth quarter 2022 was impacted by timing shifts in working capital, as event sign ups and contractual deposit due dates have fluctuated as customer behavior returns to normal. We expect to have meaningful cash leverage in our business model as increases in free cash flow align closely with Adjusted EBITDA growth. Looking ahead, interest in event participation has continued on a strong and positive trajectory, giving us confidence in the year ahead. For the full year 2023, we project that we will generate in excess of $400 million of revenue and $100 million of Adjusted EBITDA.”

Fourth Quarter and Full Year Ended December 31, 2022 Financial Performance and Highlights

	Three Months Ended December 31,				Year Ended December 31,
	2022	2021	Change	% Change	2022	2021	Change	% Change
	(unaudited, dollars in millions, except percentages and per share data)
Revenues	$93.6	$41.1	$52.5	127.7%	$325.9	$145.5	$180.4	124.0%
Net income (loss)	$22.4	$(8.9)	$31.3	NM	$130.8	$(79.7)	$210.5	NM
Net cash (used in) provided by operating activities	$(23.6)	$53.7	$(77.3)	NM	$175.1	$90.0	$85.1	94.6%
Diluted income (loss) per share	$0.06	$(0.26)	$0.32	NM	$0.46	$(1.62)	$2.08	NM

Non-GAAP measures:
Adjusted EBITDA	$25.0	$51.0	$(26.0)	(51.0%)	$239.6	$44.1	$195.5	443.3%
Adjusted EBITDA excluding event cancellation insurance proceeds	$25.0	$(8.9)	$33.9	NM	$56.8	$(33.3)	$90.1	NM
Free Cash Flow	$(26.4)	$51.2	$(77.6)	NM	$164.8	$83.4	$81.4	NM

•
Fourth quarter 2022 revenues were $93.6 million, an increase of $52.5 million or 127.7% versus the fourth quarter 2021, driven by revenue from the MJBiz and Advertising Week acquisitions, each of which staged its largest event in the fourth quarter 2022. Full year 2022 revenues were $325.9 million, an increase of $180.4 million or 124.0% versus the full year 2021, due to an increase in revenue related to live events that staged in 2022, but had been canceled in the prior year due to COVID-19.

•
Fourth quarter 2022 Organic Revenues were $52.9 million, an increase of $11.3 million or 27.2% versus the fourth quarter 2021, due primarily to a $10.4 million increase in revenues from events that traded in both periods, $1.9 million from newly launched events and $1.4 million from increased subscription software revenues partially offset by softness in other marketing services. Full year 2022 Organic Revenues were $205.1 million, an increase of $59.6 million or 41.0% versus the full year 2021, due primarily to a $51.8 million increase in revenues from several events that staged in both 2022 and 2021, $6.5 million from newly launched events and $4.2 million from increased subscription software revenues partially offset by softness in other marketing services.

•
Fourth quarter 2022 net income was $22.4 million, compared to a net loss of $8.9 million for the fourth quarter 2021. Full year 2022 net income was $130.8 million, compared to a net loss of $79.7 million for the full year 2021.

•
Fourth quarter 2022 Adjusted EBITDA was $25.1 million, compared to $51.0 million for the fourth quarter 2021. Excluding event cancellation insurance proceeds, fourth quarter 2022 Adjusted EBITDA would have been $25.1 million, compared to Adjusted EBITDA ex-insurance of negative $8.9 million for the fourth quarter 2021. Full year 2022 Adjusted EBITDA was $239.6 million, compared to $44.1 million for the full year 2021. Excluding the event cancellation insurance proceeds, Adjusted EBITDA for the full year 2022 would have been $56.8 million, compared to Adjusted EBITDA ex-insurance of negative $33.3 million for the full year 2021.

For a discussion of the Company’s presentation of Organic revenues and Adjusted EBITDA, which are non-GAAP measures, see below under the heading “Non-GAAP Financial Information.” Refer to Schedule 1 for a reconciliation of Organic revenues to revenues (discussed in the first paragraph of this section), the most directly comparable GAAP measure, and refer to Schedule 3 for a reconciliation of Adjusted EBITDA to net income (loss) (discussed in the second paragraph of this section), the most directly comparable GAAP measure.

Cash Flow

•
Fourth quarter 2022 net cash used in operating activities was $23.6 million, compared to cash provided by operating activities of $53.7 million in the fourth quarter 2021. Full year 2022 net cash provided by operating activities was $175.1 million, compared to $90.0 million in the full year 2021.

•
Fourth quarter 2022 capital expenditures were $2.8 million, compared to $2.5 million in the fourth quarter 2021. Full year 2022 capital expenditures were $10.3 million, compared to $6.6 million in the full year 2021.

•
Fourth quarter 2022 Free Cash Flow excluding event cancellation insurance proceeds, net, which the Company defines as net cash provided by operating activities less capital expenditures, event cancellation insurance proceeds and taxes paid on event cancellation insurance proceeds, was negative $1.4 million, compared to negative $8.7 million in the fourth quarter 2021. The calculation of fourth quarter 2022 Free Cash Flow excluding event cancellation insurance proceeds, net, includes transaction costs of $0.3 million, restructuring-related transition costs of $1.2 million, and non-recurring legal and consulting fees of $0.6 million. The calculation of fourth quarter Free Cash Flow excluding event cancellation insurance proceeds, net, for the prior year includes transaction costs of $1.1 million, restructuring-related transition costs of $1.5 million, and non-recurring legal and consulting fees of $0.4 million. The total of these items is $2.1 million and $3.0 million for the quarters ended December 31, 2022 and 2021, respectively.

•
Full year 2022 Free Cash Flow excluding event cancellation insurance proceeds, net, was $6.9 million, compared to $6.0 million in the full year 2021. The calculation of 2022 Free Cash Flow excluding event cancellation insurance proceeds, net, includes insurance settlement expenses of $7.9 million, contingent consideration paid in excess of the original estimate of $2.1 million, transaction costs of $3.6 million, restructuring-related transition costs of $3.1 million, and non-recurring legal and consulting fees of $1.7 million. The calculation of Free Cash Flow for the prior year includes transaction costs of $1.4 million, restructuring-related transition costs of $1.9 million, and non-recurring legal and consulting fees of $2.7 million. The total of these items is $18.4 million and $6.0 million for the years ended December 31, 2022 and 2021, respectively.

•
Emerald voluntarily prepaid $100.0 million of outstanding Term Loans during the fourth quarter 2022. After giving effect to the prepayment, the Company had $415.3 million in principal amount of Term Loans outstanding. Additionally, during the fourth quarter 2022, the Company made estimated tax payments of $25.0 million related to the receipt of event cancellation insurance claim and insurance litigation settlement proceeds during the first nine-months of 2022. Given the cash outflow for the voluntary Term Loan prepayment and estimated tax payments, Emerald ended the fourth quarter 2022 with $239.1 million of cash as compared to the third quarter 2022 ending cash balance of $366.1 million.

For a review of the Company’s presentation of Free Cash Flow, which is a non-GAAP measure, see below under the heading “Non-GAAP Financial Information.” Refer to Schedule 4 for a reconciliation of Free Cash Flow to net cash provided by operating activities (discussed in the first paragraph of this section), the most directly comparable GAAP measure.

Emerald Share Repurchase Program

Emerald’s Board of Directors approved an extension and expansion of the Company’s share repurchase program that allows for the repurchase of $20.0 million of our Common Stock through December 31, 2023. The Company bought back 2.9 million shares of common stock at an average price of $3.60 per share during 2022. Since the beginning of 2021, the Company has bought back 5.4 million shares of common stock. Prior to this expansion, Emerald had $9.2 million remaining available under its prior repurchase authorization.

Conference Call Webcast Details

As previously announced, the Company’s leadership will hold a conference call to discuss its fourth quarter 2022 results at 8:30 am EDT on Tuesday, March 14, 2023.

The conference call can be accessed by dialing 1-877-407-9039 (domestic) or 1-201-689-8470 (international). A telephonic replay will be available approximately two hours after the call by dialing 1-844-512-2921, or for international callers, 1-412-317-6671. The passcode for the replay is 13736396. The replay will be available until 11:59 pm (Eastern Time) on March 21, 2023.

Interested investors and other parties can access the webcast of the live conference call by visiting the Investors section of Emerald’s website at http://investor.emeraldx.com. An online replay will be available on the same website immediately following the call.

About Emerald

Emerald’s talented and experienced team grows our customers’ businesses 365 days a year through connections, content, and commerce. We expand connections that drive new business opportunities, product discovery, and relationships with over 140 annual events, matchmaking, and lead-gen services. We create content to ensure that our customers are on the cutting edge of their industries and are continually developing their skills. And we power commerce through efficient year-round buying and selling. We do all this by seamlessly integrating in-person and digital platforms and channels. Emerald is immersed in the industries we serve and committed to supporting the communities in which we operate. As true partners, we create experiences that inspire, amaze, and deliver breakthrough results. For more: http://www.emeraldx.com/.

Non-GAAP Financial Information

This press release presents certain “non-GAAP” financial measures. The components of these non-GAAP measures are computed by using amounts that are determined in accordance with accounting principles generally accepted in the United States of America

(“GAAP”). A reconciliation of non-GAAP financial measures used in this press release to their nearest comparable GAAP financial measures is included in the schedules attached hereto.

Organic Revenue

We define “Organic revenue growth” and “Organic revenue decline” as the growth or decline, respectively, in our revenue from one period to the next, adjusted for the revenue impact of: (i) acquisitions and dispositions, (ii) discontinued events, (iii) material show scheduling adjustments and (iv) event cancellations for which the Company has received, or expects to receive, claim proceeds from its event cancellation insurance policy. We disclose changes in Organic revenue because we believe it assists investors and analysts in comparing Emerald’s operating performance across reporting periods on a consistent basis by excluding items that we do not believe provide a fair comparison of the trends underlying our existing event portfolio given changes in timing or strategy. Management and Emerald’s board of directors evaluate changes in Organic revenue to evaluate our historical and prospective financial performance and understand underlying revenue trends of our events.

Adjusted EBITDA

We use Adjusted EBITDA because we believe it assists investors and analysts in comparing Emerald’s operating performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. Management and Emerald’s board of directors use Adjusted EBITDA to assess our financial performance and believe it is helpful in highlighting trends because it excludes the results of decisions that are outside the control of management, while other measures can differ significantly depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which we operate, and capital investments. Adjusted EBITDA should not be considered as an alternative to net income as a measure of financial performance or to cash flows from operations as a liquidity measure.

We define Adjusted EBITDA as net income before (i) interest expense, (ii) income tax benefit, (iii) depreciation and amortization, (iv) stock-based compensation, (v) deferred revenue adjustment, (vi) goodwill and other intangible asset impairment charges, (vii) material show scheduling adjustments, where applicable, and (viii) other items that management believes are not part of our core operations.

We have also presented Adjusted EBITDA excluding event cancellation insurance proceeds in order to illustrate the amount of Adjusted EBITDA from continuing operations.

Note: Schedule 3 provides reconciliations for 2022 and 2021 Adjusted EBITDA to net income (loss), however, it is not possible, without unreasonable efforts, to estimate the impacts of show scheduling adjustments, acquisitions and the amount and timing of receipt of event cancellation insurance proceeds and certain other special items that may occur in 2023 as these items are inherently uncertain and difficult to predict. As a result, the Company is unable to quantify certain amounts that would be included in a reconciliation of 2023 projected Adjusted EBITDA to projected net income (loss) without unreasonable efforts and has not provided reconciliations for these forward-looking non-GAAP financial measures.

Free Cash Flow

We present Free Cash Flow because we believe it is a useful indicator of liquidity that provides information to management and investors about the amount of cash generated from our core operations that, after capital expenditures, can be used to maintain and grow our business, for the repayment of indebtedness, payment of dividends and to fund strategic opportunities. Free Cash Flow is a supplemental non-GAAP measure of liquidity and is not based on any standardized methodology prescribed by GAAP. Free Cash Flow should not be considered in isolation or as an alternative to cash flows from operating activities or other measures determined in accordance with GAAP.

We have also presented Free Cash Flow excluding event cancellation insurance proceeds, net in order to illustrate the amount of Free Cash Flow from continuing operations.

Other companies may compute these measures differently. No non-GAAP metric should be considered as an alternative to any other measure derived in accordance with GAAP.

Cautionary Statement Concerning Forward-Looking Statements

This press release contains and our earnings call will contain certain forward-looking statements, including, but not limited to, our expectations arising from the severe impact of COVID-19 and related variants on our business; our ability to continue staging live events and return our business to pre-COVID levels; our guidance with respect to estimated revenues and Adjusted EBITDA; our ability to recover insurance proceeds under current policies and the timing of any such recoveries; the timing for rescheduled trade show events; and our ability to successfully identify and acquire acquisition targets and integrate and grow acquired businesses. These statements involve risks and uncertainties, including, but not limited to, economic, competitive, governmental and technological factors outside of the Company’s control that may cause its business, industry, strategy, financing activities or actual results to differ materially. See “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in the Company’s most recently filed periodic reports on Form 10-K and Form 10-Q and subsequent filings. The Company undertakes no obligation to update or revise any of the forward-looking statements contained herein, whether as a result of new information, future events or otherwise.

Contact

Emerald Holding, Inc.

Investor Relations

investor.relations@emeraldx.com

1-866-339-4688 (866EEXINVT)

Emerald Holding, Inc.

Condensed Consolidated Statements of Income (Loss) and Comprehensive Income (Loss)

(unaudited, dollars in millions, share data in thousands, except loss per share data)

	Three Months Ended December 31, 2022	Three Months Ended December 31, 2021	Year Ended December 31, 2022	Year Ended December 31, 2021
Revenues	$93.6	$41.1	$325.9	$145.5
Other income, net	—	59.9	182.8	77.4
Cost of revenues	33.2	15.8	116.5	57.1
Selling, general and administrative expense	17.4	40.3	145.0	143.0
Depreciation and amortization expense	16.5	11.5	59.5	47.6
Goodwill impairment charge	—	7.2	6.3	7.2
Intangible asset impairment charge	—	32.7	1.6	32.7
Operating income (loss)	26.5	(6.5)	179.8	(64.7)
Interest expense	9.0	3.8	24.5	15.9
Interest income	1.7	—	2.7	0.1
Other (income) expense	(0.1)	—	—	—
Loss on disposal of fixed assets	—	0.5	—	0.5
Income (loss) before income taxes	19.3	(10.8)	158.0	(81.0)
(Benefit from) provision for income taxes	(3.1)	(1.9)	27.2	(1.3)
Net income (loss) and comprehensive income (loss) attributable to Emerald Holding, Inc.	$22.4	$(8.9)	$130.8	$(79.7)
Accretion to redemption value of redeemable convertible preferred stock	(10.1)	(9.3)	(38.8)	(35.6)
Participation rights on if-converted basis	(8.2)	—	(60.2)	—
Net income (loss) and comprehensive income (loss) attributable to Emerald Holding, Inc. common stockholders	$4.1	$(18.2)	$31.8	$(115.3)
Basic income (loss) per share	0.06	(0.26)	0.46	(1.62)
Diluted income (loss) income per share	0.06	(0.26)	0.46	(1.62)
Basic weighted average common shares outstanding	67,599	70,088	69,002	71,309
Diluted weighted average common shares outstanding	67,943	70,088	69,148	71,309

Emerald Holding, Inc.

Condensed Consolidated Balance Sheets

(dollars in millions, share data in thousands, except par value)

	December 31, 2022	December 31, 2021
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$239.1	$231.2
Trade and other receivables, net of allowances of $1.5 million and $1.2 million, as of December 31, 2022 and 2021, respectively	74.9	46.4
Prepaid expenses and other current assets	17.8	12.5
Total current assets	331.8	290.1
Noncurrent assets
Property and equipment, net	2.2	3.7
Intangible assets, net	204.8	236.7
Goodwill, net	545.5	514.2
Right-of-use assets	10.6	15.1
Other noncurrent assets	3.5	2.6
Total assets	$1,098.4	$1,062.4
Liabilities, Redeemable Convertible Preferred Stock and Stockholders’ Deficit
Current liabilities
Accounts payable and other current liabilities	$58.1	$48.3
Income taxes payable	1.2	—
Canceled event liabilities	3.3	9.8
Deferred revenues	151.2	118.1
Contingent consideration	3.5	5.1
Right-of-use liabilities, current portion	4.9	4.7
Term loan, current portion	—	5.7
Total current liabilities	222.2	191.7
Noncurrent liabilities
Term loan, net of discount and deferred financing fees	413.9	510.9
Deferred tax liabilities, net	1.8	1.5
Right-of-use liabilities, noncurrent portion	10.4	13.3
Other noncurrent liabilities	10.8	32.1
Total liabilities	659.1	749.5
Commitments and contingencies
Redeemable convertible preferred stock
7% Series A Convertible Participating Preferred Stock, $0.01 par value; authorized shares at December 31, 2022 and 2021: 80,000; 71,417 and 71,442 shares issued and outstanding; aggregate liquidation preference $475.9 million and $444.1 million at December 31, 2022 and 2021, respectively	472.4	433.9
Stockholders’ deficit
Common stock, $0.01 par value; authorized shares at December 31, 2022 and 2021: 800,000; 67,588 and 70,026 shares issued and outstanding at December 31, 2022 and 2021, respectively	0.7	0.7
Additional paid-in capital	610.3	653.2
Accumulated deficit	(644.1)	(774.9)
Total stockholders’ deficit	(33.1)	(121.0)
Total liabilities, redeemable convertible preferred stock and stockholders’ deficit	$1,098.4	$1,062.4

Schedule 1

Emerald Holding, Inc.

UNAUDITED RECONCILIATION OF REVENUES TO ORGANIC REVENUES

	Three Months Ended December 31,		Change		Year Ended December 31,		Change
	2022	2021	$	%	2022	2021	$	%
	(dollars in millions) (unaudited)
Revenues	$93.6	$41.1	$52.5	127.7%	$325.9	$145.5	$180.4	124.0%
Add (deduct):
Acquisition revenues	(40.0)	—			(44.8)	—
COVID-19 prior year cancellations(1)	(0.7)	—			(76.0)	—
COVID-19 prior year postponements(2)	—	(1.6)			—	—
Scheduling adjustments(3)	—	2.1			—	—
Organic revenues	$52.9	$41.6	$11.3	27.2%	$205.1	$145.5	$59.6	41.0%

Notes:

(1)
Represents the increase in 2022 revenues as a result of events that staged in the current year and were canceled due to COVID-19 in the prior year.
(2)
Represents the decrease in revenues from events that staged in the first nine months of 2022 but were postponed due to COVID-19 in the prior year and staged in the fourth quarter of 2021.
(3)
For the three months ended December 31, 2021, represents revenues from events that staged in the fourth quarter of fiscal year 2022 but staged in the first nine-months of 2021.

Schedule 2

Emerald Holding, Inc.

UNAUDITED RECONCILIATION OF REVENUES TO DISAGGREGATED REVENUES

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
	(dollars in millions) (unaudited)
Trade shows	$59.5	$22.0	$226.2	$84.0
Other events	20.8	6.6	51.4	19.4
Subscription software and services	5.7	4.7	18.8	14.1
Other marketing services	7.6	7.8	29.5	28.0
Total Revenues	$93.6	$41.1	$325.9	$145.5

Schedule 3

Emerald Holding, Inc.

UNAUDITED RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED EBITDA

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
	(dollars in millions) (unaudited)
Net income (loss)	$22.4	$(8.9)	$130.8	$(79.7)
Add (deduct):
Interest expense, net	7.3	3.8	21.8	15.8
(Benefit from) provision for income taxes	(3.1)	(1.9)	27.2	(1.3)
Goodwill impairment charge(1)	—	7.2	6.3	7.2
Intangible asset impairment charge(2)	—	32.7	1.6	32.7
Depreciation and amortization	16.5	11.5	59.5	47.6
Stock-based compensation	0.8	2.2	5.8	10.4
Deferred revenue adjustment	—	0.6	0.6	2.0
Other items(3)	(18.9)	3.8	(14.0)	9.4
Adjusted EBITDA	$25.0	$51.0	$239.6	44.1
Deduct:
Event cancellation insurance proceeds	—	59.9	182.8	77.4
Adjusted EBITDA excluding event cancellation insurance proceeds	$25.0	$(8.9)	$56.8	$(33.3)

Notes:

(1)
For the year ended December 31, 2022, represents non-cash charges of $6.3 million for goodwill in connection with the Company’s interim testing of goodwill for impairment resulting from the change in operating segments and reporting units that occurred in the first quarter of 2022. For the three and twelve months ended December 31, 2021, represents non-cash charges of $7.2 million for goodwill in connection with the Company's annual testing of goodwill for impairment.
(2)
Intangible asset impairment charges for the year ended December 31, 2022 represent non-cash charges of $1.6 million for certain indefinite-lived intangible assets in connection with the Company’s interim testing of intangibles for impairment. Intangible asset impairment charges for the three and twelve months ended December 31, 2021, represent non-cash charges of $11.7 million and $21.0 million for certain indefinite-lived intangible assets and certain definite-lived intangible assets, respectively, in connection with the Company’s annual testing of intangibles for impairment.
(3)
Other items for the three months ended December 31, 2022 included: (i) $24.0 million in non-cash gains related to the remeasurement of contingent consideration; (ii) $4.2 million in restructuring-related transition costs, including $3.0 million in non-cash lease abandonment charges; (iii) $0.3 million in transaction costs, primarily in connection with the Lodestone acquisition and (iv) $0.6 million in non-recurring legal and consulting fees. Other items for the three months ended December 31, 2021 included: (i) $2.7 million in restructuring-related transition costs, including one-time severance expense of $1.3 million and costs associated with lease abandonments of $1.2 million; (ii) $1.1 million in transaction costs, primarily related to the acquisition of MJBiz and (iii) $0.2 million in non-recurring legal and consulting fees and (iv) $0.2 million in insurance settlement related expenses offset by (v) $0.4 million reduction to expense related to the remeasurement of contingent consideration. Other items for the year ended December 31, 2022 included: (i) $33.3 million in non-cash gains related to the remeasurement of contingent consideration; (ii) $6.1 million in restructuring-related transition costs, including $3.0 million in non-cash lease abandonment charges; (iii) $3.6 million in transaction costs, primarily in connection with the MJBiz, Advertising Week, Bulletin and Lodestone acquisitions; (iv) $1.7 million in non-recurring legal and consulting fees and (v) $7.9 million in insurance settlement related expenses. Other items for the year ended December 31, 2021 included: (i) $3.1 million in restructuring-related transition costs, including one-time severance expense of $1.3 million and costs associated with lease abandonment of $1.2 million; (ii) $1.7 million in non-recurring legal and consulting fees; (iii) $1.4 million in transaction costs in connection with certain acquisition transactions; (iv) $1.0 million in insurance settlement related expenses and (iv) $2.2 million in expense related to the remeasurement of contingent consideration.

Schedule 4

Emerald Holding, Inc.

UNAUDITED RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
	(dollars in millions) (unaudited)
Net Cash (Used in) Provided by Operating Activities	$(23.6)	$53.7	$175.1	$90.0
Less:
Capital expenditures	2.8	2.5	10.3	6.6
Free Cash Flow	$(26.4)	$51.2	$164.8	$83.4
Event cancellation insurance proceeds	—	(59.9)	(183.5)	(77.4)
Taxes paid on event cancellation insurance proceeds	25.0	—	25.6	—
Free cash flow excluding event cancellation insurance proceeds net	$(1.4)	$(8.7)	$6.9	$6.0

Schedule 5

Emerald Holding, Inc.

UNAUDITED RECONCILIATION OF REPORTABLE SEGMENTS RESULTS TO INCOME (LOSS) BEFORE TAXES

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
	(dollars in millions) (unaudited)
Revenues
Commerce	$38.8	$8.7	$149.1	$57.0
Design, Creative, and Technology	49.6	29.4	157.7	77.4
All Other	5.2	3.0	19.1	11.1
Total revenues	$93.6	$41.1	$325.9	$145.5

Other income, net
Commerce	$—	$49.7	$8.0	$57.5
Design, Creative, and Technology	—	9.9	25.3	19.1
All Other	—	0.3	0.9	0.8
Total other income, net	$—	$59.9	$34.2	$77.4

Adjusted EBITDA
Commerce	$19.1	$48.7	$76.7	$68.6
Design, Creative, and Technology	17.0	18.1	74.0	25.4
All Other	(1.3)	(2.0)	(9.4)	(2.1)
Subtotal Adjusted EBITDA	$34.8	$64.8	$141.3	$91.9

General corporate and other expenses	(9.8)	(13.8)	(50.3)	(47.8)
Other income, net	—	—	148.6	—
Interest expense, net	(7.3)	(3.8)	(21.8)	(15.8)
Goodwill impairment charges	—	(7.2)	(6.3)	(7.2)
Intangible asset impairment charges	—	(32.7)	(1.6)	(32.7)
Depreciation and amortization expense	(16.5)	(11.5)	(59.5)	(47.6)
Stock-based compensation expense	(0.8)	(2.2)	(5.8)	(10.4)
Deferred revenue adjustment	—	(0.6)	(0.6)	(2.0)
Other items	18.9	(3.8)	14.0	(9.4)
Income (loss) before taxes	$19.3	$(10.8)	$158.0	$(81.0)